UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 14, 2020

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

(Exact name of registrant as specified in charter)

New Jersey	000-25043	22-1697095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
505 Main Street, Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 488-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement

On January 14, 2020, First Real Estate Investment Trust of New Jersey (the “Trust”) and certain of its affiliates (collectively, the “Sellers”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with an affiliate of the Kushner Companies (the “Purchaser”), pursuant to which the Sellers will sell to the Purchaser 100% of Sellers’ ownership interests in seven real properties held by the Sellers in exchange for the purchase price described therein, subject to the terms and conditions of the Purchase and Sale Agreement.

The Purchase and Sale Agreement provides for the sale of the following seven properties: Berdan Court, located in Wayne, New Jersey; The Boulders at Rockaway, located in Rockaway, New Jersey; Pierre Towers, located in Hackensack, New Jersey; The Regency Club, located in Middletown, New York; Station Place, located in Red Bank, New Jersey; Steuben Arms, located in River Edge, New Jersey; and Westwood Hills, located in Westwood, New Jersey. The Trust has a 100% ownership interest in each of these properties, except for (i) Pierre Towers, in which the Trust has a 65% ownership interest, and (ii) Westwood Hills, in which the Trust has a 40% ownership interest.

The aggregate purchase price for the 100% ownership interest in each of the properties is $266,500,000, subject to certain adjustments, including reductions for the amount of certain mortgage loans assumed by the Purchaser aggregating approximately $76,815,000. After taking into account the Trust’s 40% ownership interest in Westwood Hills and 65% ownership interest in Pierre Towers, the sale of all seven apartment properties would result in approximately $208,325,000 in total cash consideration paid to the Trust (subject to adjustments).

In connection with the entry into the Purchase and Sale Agreement, Purchaser delivered in escrow a deposit in the form of an unconditional, irrevocable letter of credit in the amount of $15,000,000. Such deposit is non-refundable, except in connection with the termination of the Purchase and Sale Agreement in certain circumstances.

Pursuant to the Purchase and Sale Agreement, the Purchaser has agreed to assume, subject to lender approval, the outstanding mortgage loans on the Berdan Court and Pierre Towers properties. In the event one or both of such mortgage loans are not assumed, then the Purchase and Sale Agreement will be deemed to be terminated solely as to the property or properties associated with the mortgage loan or loans that are not assumed by the Purchaser, such property or properties will be excluded from the transaction, and the purchase price will be reduced by an amount equal to the amount(s) allocated to such property or properties in the Purchase and Sale Agreement. In addition, if the ownership structure of Pierre Towers is not converted into a tenancy-in-common on or prior to February 28, 2020, then the Purchase and Sale Agreement will be deemed to be terminated solely as to the Pierre Towers property, such property will be excluded from the transaction, and the purchase price will be reduced by an amount equal to the amount allocated to such property in the Purchase and Sale Agreement. Of the $266,500,000 aggregate purchase price, $42,000,000 has been allocated to Berdan Court, and $80,500,000 has been allocated to Pierre Towers.

The Purchase and Sale Agreement also provides that The Regency Club may be excluded from the transaction (and the purchase price will be reduced by an amount equal to the amount(s) allocated to such property in the Purchase and Sale Agreement) if certain title matters affecting such property are not adequately addressed. Of the $266,500,000 aggregate purchase price, $27,250,000 has been allocated to The Regency Club.

The Board of Trustees of the Trust (the “Board”), following the recommendation of the Special Committee of the Board, unanimously approved the Purchase and Sale Agreement and the transactions contemplated thereby. The closing of the transactions contemplated by the Purchase and Sale Agreement is expected to occur in the second calendar quarter of 2020.

The closing of the Purchase and Sale Agreement is subject to various conditions, including the approval of the Purchase and Sale Agreement and the transactions contemplated thereby by a majority of the votes cast by the holders of a majority of the outstanding shares of beneficial interest of the Trust (“Shares”) present in person or represented by proxy at a meeting of the Trust’s shareholders. Concurrently with the execution of the Purchase and Sale Agreement, the Trustees of the Trust entered into voting agreements with the Purchaser pursuant to which, among other things, the Trustees agreed to vote an aggregate of 839,839 Shares held by them and over which they have voting control, which represent approximately 12.4% of the issued and outstanding Shares, in favor of the approval of the Purchase and Sale Agreement and the transactions contemplated thereby.

The parties’ respective obligations under the Purchase and Sale Agreement are subject to certain additional customary conditions. There is no due diligence or financing contingency.

The Purchase and Sale Agreement contains customary termination rights, including the right of either the Sellers or the Purchaser to terminate the agreement if the closing has not occurred on or before June 14, 2020. In the event that the Purchase and Sale Agreement is terminated in certain circumstances, the Trust will be required to pay the Purchaser a termination fee of $3.5 million and/or reimburse the Purchaser for certain out-of-pocket expenses (subject to a cap of $2 million).

The Purchase and Sale Agreement contains various representations, warranties and covenants of the parties customary for a transaction of this nature. Until the earlier of the termination of the Purchase and Sale Agreement and the closing of the Purchase and Sale Agreement, the Sellers will conduct their respective businesses with respect to the applicable properties in the ordinary course of business consistent with past practice.

The Purchase and Sale Agreement provides that the Trust will convene a meeting of its shareholders for the purpose of approving the Purchase and Sale Agreement and the transactions contemplated thereby.

The Purchase and Sale Agreement provides that following the closing of the Purchase and Sale Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, will indemnify one another for certain liabilities, subject to certain limitations.

The foregoing summary of the material terms of the Purchase and Sale Agreement is not complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Purchase and Sale Agreement has been included as an exhibit to provide information regarding its terms. It is not intended to provide any other factual information about the Trust or any of the other Sellers, or the Purchaser. The representations, warranties and covenants contained in the Purchase and Sale Agreement were made only for purposes of the Purchase and Sale Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase and Sale Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for purposes of allocating contractual risk among the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. The Purchase and Sale Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Trust and the other Sellers and the transactions contemplated by the Purchase and Sale Agreement that will be contained in or attached as an annex to the proxy statement that the Trust will file with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated by the Purchase and Sale Agreement, as well as in the other filings that the Trust will make with the SEC.

Amendment to Management Agreement

On January 14, 2020, in connection with entering into the Purchase and Sale Agreement, the Trust and Hekemian & Company, Inc., the Trust’s managing agent for its properties (“Hekemian & Co.”), entered into a First Amendment to Management Agreement (the “First Amendment”), which amends the Management Agreement dated as of November 1, 2001 between the Trust and Hekemian & Co. (the “Management Agreement”). The First Amendment provides that upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each real property owned directly or indirectly, in whole or in part, by the Trust (each a “Trust Property”), whether pursuant to the Purchase and Sale Agreement or otherwise in furtherance of the Plan of Liquidation (as described below), (a) the Management Agreement will automatically terminate and be of no further force or effect with respect to such Trust Property and (b) the Trust will pay to Hekemian & Co. (i) any and all commissions and fees for management services and reimbursement required to be paid by the Trust pursuant to the Management Agreement in respect of the applicable Trust Property up to the termination date, calculated on a pro rata basis, plus (ii) a termination fee in respect to such Trust Property equal to the product of (x) the Trust’s direct or indirect percentage ownership interest in such Trust Property, multiplied by (y) 1.25, multiplied by (z) one (1) year’s Base Management Fee (as defined in the Management Agreement and First Amendment) in respect of such Trust Property.

In addition, the First Amendment amends the Management Agreement to provide that upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each Trust Property, whether pursuant to the Purchase and Sale Agreement or otherwise in furtherance of the Plan of Liquidation, the Trust will pay to Hekemian & Co. a sales fee equal to 1.65% of the sales price for such Trust Property (reduced from the existing range of 2.5% to 4.5% in the Management Agreement); provided, however, that in the event that a Trust Property is not wholly owned, directly or indirectly, by the Trust, the sales fee payable to Hekemian & Co. will only be payable in respect of the Trust’s percentage ownership share of the applicable Trust Property.

The First Amendment provides that the foregoing fees will be paid in lieu of, and will supersede in their entirety, any other payments which otherwise would be payable to Hekemian & Co. under the Management Agreement arising out of or attributable to the sale or other disposition of the Trust’s entire direct or indirect interest in each Trust Property or the termination of the Management Agreement in respect of such Trust Property (including, without limitation, any Termination Fee, M&A Termination Fee or Sale of Property Fee under the Management Agreement (each as defined in the Management Agreement)).

The First Amendment will become effective if, and only if, the Plan of Liquidation becomes effective (as described below).

The First Amendment is attached hereto as Exhibit 10.2.

Section 8 – Other Events

Item 8.01 Other Events.

On January 14, 2020, the Board adopted a Plan of Voluntary Liquidation with respect to the Trust (the “Plan of Liquidation”), which provides for the voluntary dissolution, termination and liquidation of the Trust by the sale, conveyance, transfer or delivery of all of the Trust’s remaining assets in accordance with the terms and conditions of the Plan of Liquidation and the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder. The Plan of Liquidation will become effective upon (i) approval by a majority of the votes cast by Trust’s shareholders present in person or represented by proxy at a duly called meeting of the Trust’s shareholders at which a quorum is present and (ii) the consummation of the transactions contemplated by the Purchase and Sale Agreement.

Upon the effectiveness of the Plan of Liquidation and pursuant thereto, the Trust is authorized to sell, or otherwise dispose of, all of the Trust’s remaining assets for cash, notes or such other assets, upon such terms as the Board may deem advisable, and without further approval of the Trust’s shareholders.

The Plan of Liquidation provides that the proceeds from sales and dispositions of the Trust’s assets may be utilized to pay or create a reserve fund for the payment of, or otherwise adequately provide for, all of the liabilities and obligations of the Trust, and will pay all expenses incidental to the Plan of Liquidation, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate the Plan of Liquidation. In addition, the Trust will distribute the remaining assets of the Trust, either in cash or in kind, to the Trust’s shareholders in cancellation or redemption of their Shares in one or more distributions.

The Trust has estimated that the net proceeds that will be distributed to the Trust’s shareholders over time in connection with the Plan of Liquidation, taking into account estimated transaction expenses and payment of liabilities, will be in the range of $25.64 per Share to $31.71 per Share, which includes the net proceeds to be realized by the Trust from the closing of the Purchase and Sale Agreement.  This estimate of the net proceeds to be distributed is subject to certain assumptions and other estimates.  These assumptions and estimates may not prove to be accurate, which could cause the actual distributions to be less or more than this estimated range.

The Plan of Liquidation further provides that upon a determination of the Board, the Trust may transfer any remaining assets, including any reserve fund or other cash on hand, and liabilities to a liquidating trust (or other liquidating entity) and simultaneously with such transfer and assignment, shares of beneficial interests in such liquidating trust (or other liquidating entity) will be deemed distributed to each of the Trust’s shareholders.

Upon the adoption of the Plan of Liquidation, the Trust will cease reporting on the going concern basis of accounting and reporting, and thereafter will report on the liquidation basis of accounting and reporting.

Additional Information and Where to Find It

This current report on Form 8-K relates to the proposed sale of assets by the Trust and proposed liquidation and dissolution of the Trust, and may be deemed to be solicitation material in respect of the proposed transaction and proposed liquidation and dissolution. In connection with the proposed transaction and proposed liquidation and dissolution, the Trust will file a proxy statement (the “Proxy Statement”) with the SEC, as well as other relevant materials. This current report on Form 8-K is not a substitute for the Proxy Statement or for any other document that the Trust has filed or may file with the SEC or send to the Trust’s shareholders in connection with the proposed transaction and proposed liquidation and dissolution. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE TRUST ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, PROPOSED LIQUIDATION AND DISSOLUTION, AND RELATED MATTERS. Investors and shareholders will be able to obtain copies of the Proxy Statement and other documents filed by the Trust with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Trust with the SEC will also be available, free of charge, on the investor relations page of the Trust’s website at www.freitnj.com. The Trust and its Trustees and executive officers may be considered participants in the solicitation of proxies from the Trust’s shareholders with respect to the proposed transaction and proposed liquidation and dissolution under the rules of the SEC. Information about the Trustees and executive officers of the Trust will be set forth in the Trust’s annual report on Form 10-K for the fiscal year ended October 31, 2019, which will be filed with the SEC, the Trust’s proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on February 28, 2019, and in other documents filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking and Cautionary Statements

This current report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; the Trust’s ability to satisfy the conditions to closing and complete the proposed transaction; the Trust’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of the Trust’s properties, potential illiquidity of the Trust’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of the Trust’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect the Trust and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with the Trust’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in the Trust’s annual report on Form 10-K for the fiscal year ended October 31, 2018 and the Trust’s annual report on Form 10-K for the fiscal year ended October 31, 2019, which will be filed with the SEC. The Trust expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

10.1       Purchase and Sale Agreement dated January 14, 2020.

10.2       First Amendment to Management Agreement dated January 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
(Registrant)

By:	/s/ Robert S. Hekemian, Jr.
Robert S. Hekemian, Jr.
President and Chief Executive Officer

Date: January 15, 2020

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated January 14, 2020.
10.2	First Amendment to Management Agreement dated January 14, 2020.